Exhibit 99. (m) (6)

STRATEGIC PARNERS ASSET ALLOCATION FUNDS

DISTRIBUTION PLAN for CLASS X SHARES

Pursuant to rule 12b-1 under the Investment Company Act of 1940

Introduction

The Distribution and Service Plan (the Plan) set forth below, which is designed to conform to the requirements of Rule 12b-1 under the Investment Company Act of 1940 (the Investment Company Act) and Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc. (NASD), has been adopted by Strategic Partners Asset Allocation Funds (the Fund) and by Prudential Investment Management Services LLC, the Fund’s distributor (the Distributor).

The Fund has entered into a distribution agreement pursuant to which the Fund will employ the Distributor to distribute Class X shares issued by the Fund (Class X shares).  Under the Plan, the Fund wishes to pay to the Distributor, as compensation for its services, a distribution and service fee with respect to Class X shares.

A majority of the Board of Trustees of the Fund, including a majority who are not “interested persons” of the Fund (as defined in the Investment Company Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the Rule 12b-1 Trustees), have determined by votes cast in person at a meeting called for the purpose of voting on this Plan that there is a reasonable likelihood that adoption and continuation of this Plan will benefit the Fund and its shareholders.  Expenditures under this Plan by the Fund for Distribution Activities (defined below) are primarily intended to result in the sale of Class X shares of the Fund within the meaning of paragraph (a)(2) of Rule 12b-1 promulgated under the Investment Company Act (Rule 12b-1) or to maintain or improve account services provided to holders of its Class X shares upon the terms and conditions hereinafter set forth.

The purpose of the Plan is to create incentives for the Distributor and/or other qualified broker-dealers and their account executives to provide distribution assistance to their customers who are investors in the Fund, to defray the costs and expenses associated with the preparation, printing and distribution of prospectuses and sales literature and other promotional and distribution activities and to provide for the servicing and maintenance of shareholder accounts.

The Plan

The material aspects of the Plan are as follows:

1.                                       Distribution Activities

This Plan will pertain to Class X Shares of each series of the Fund named in Exhibit A attached hereto and made a part hereof (each, a “Participating Fund”).  This Plan shall also apply to the Class X Shares of any other series of the Fund designated from time to time by the Board of Trustees of the Fund, including the Rule 12b-1 Trustees, and added to the list of Participating Funds attached hereto as Exhibit A.  Where used in this Plan, the term “Shares” or “Class X Shares” shall pertain only to Class X Shares of a Participating Fund.

In order to provide for the implementation of the payments provided for pursuant to this Plan and the Distribution Agreement, each Participating Fund may pay compensation to the Distributor for its services and to defray various costs incurred or paid by the Distributor in connection with the distribution of Class X Shares.  The Distribution Agreement, or any modification thereof, shall become effective with respect to Class X Shares of any Participating Fund only upon compliance with Section 12(b) of the Investment Company Act and Rule 12b-1 thereunder as the same may be amended from time to time.

The Fund shall pay to the Distributor, as compensation, its Allocable Portion (as hereinafter defined) of a distribution and service fee at the annual rate of 1.00% of the average net asset value of the Class X shares of the Participating Funds which have been outstanding for ten years or less, as determined at the close of each business day, a quarter of which is intended as a fee (the “Service Fee”) for services provided by the Distributor to existing holders of Class X Shares.  The fee payable hereunder is intended to compensate the Distributor for services provided and expenses incurred by it relating to the offering of the Class X Shares.  Expenses may include, without limitation, payments by the Distributor to dealers, brokers, banks and other financial institutions (“Dealers”) with respect to services provided in connection with sales of Class X Shares and for maintaining or improving account services provided to Class X shareholders, all as set forth in the Fund’s registration statement as in effect from time to time.  Such payments may be paid by each Distributor to Dealers at a rate of up to .50% on an annual basis of the average net asset value for Class X Shares that have been outstanding for at least seven years (and any Class X Shares purchased through the reinvestment of dividends or capital gains) as determined at the close of each business day.  Each Distributor’s fee hereunder shall be payable in arrears for each calendar month within 5 days after the close of such calendar month or at such other intervals as the Board of Trustees of the Fund may determine.  A majority of the Rule 12b-1 Trustees may, from time to time, reduce the amount of such payments or may suspend the operation of the Plan for such period or periods of time as they may determine; provided, however, that the Board shall first eliminate the Service Fee before effecting any other reduction of payments hereunder.  Amounts payable under the Plan shall be subject to the limitations of Rule 2830 of the Rules of Fair Conduct of the NASD.  Amounts paid hereunder shall not be used to pay distribution expenses or service fees incurred with respect to any other class of shares of the Fund.

The Distribution Agreement between the Fund and the Distributor shall provide the following with respect to each Participating Fund, each of which shall survive any termination or amendment of this Plan:

I)                                        The Distributor will be deemed to have earned its Allocable Portion of the portion of the distribution and service fee with respect to services provided by Dealers in connection with sales of Class X Shares, i.e., 0.75%, (the “Distribution Fee”) taken into account in determining its Allocable Portion on the settlement of each sale of a Class X Share (the Allocable Portion of the Distribution Fee thereafter arising from each such sale, the “Earned Distribution Fee”).

II)                                    The Fund’s obligation to pay the Distributor its Earned Distribution Fee in respect of each Participating Fund’s issued and outstanding Class X Shares shall not be terminated or modified (including without limitation by way of termination of this Plan or the Distribution Agreement or by liquidation of the Fund or such Participating Fund) except: (a) to the extent required by a change in the Investment Company Act, Rule 12b-1 thereunder or the Rules of the NASD after July 31, 2000, or (b) in the manner required by this Plan for material amendments or termination of this Plan so long as after the effective date of such modification or termination neither the Fund, the Participating Fund in question, any successor company or fund that acquires substantially all of the assets of the Fund or such Participating Fund nor any Participating Fund sponsor or affiliate thereof pay, directly or indirectly, a fee or expense reimbursement for the provision of shareholder services to the holders of Class X Shares then issued and outstanding or other class of shares of the Participating Funds with a deferred sales charge which reasonably would be deemed to circumvent the Fund’s obligation to pay the Distributor its Earned Distribution Fee;

III)                                The Distributor may assign, sell or pledge (collectively “Transfer”) its rights to the Earned Distribution Fees and the Fund shall pay such fees to the assignee, purchaser or pledgee, or any subsequent assignee, purchaser or pledgee (collectively, the “Transferees”); provided, however, that any assignment is not an assignment of the Distribution Agreement for purposes of this Plan.  The Distributor’s rights to the Earned Distribution Fees transferred by the Distributor to any assignee, purchaser or pledgee shall not be subject to offset, counterclaim or defense, including without limitation, any of the foregoing based on the bankruptcy of such Distributor; provided, however, that such provision shall not diminish or otherwise affect adversely the enforcement of the Fund’s rights under the Distribution Agreement, or otherwise (except in respect of the Earned Distribution Fees so transferred), and its pursuit of assets which have not been subject to a Transfer; and

IV)                                The Distributor may pay all or a portion of the distribution and service fee intended for services (the “Shareholder Servicing Fee”) to Dealers for providing shareholder services in connection to Shares, subject to the limitations set forth above.  If, in lieu of paying a portion of the Shareholder Servicing Fee to a Dealer (or other third party) for providing shareholder services, the Distributor pays such Dealer (or third party) for the Dealer’s (or the third party’s) irrevocable and unconditional commitment to provide services as long as the Share is outstanding without further compensation from the Fund or any other person, the Distributor will be deemed to have earned its Allocable Portion of the Shareholder Servicing Fee thereafter arising (the “Earned Service Fee”) at the time such payment is made.  Clauses (I), (II) and (III) of this paragraph equally apply to the Distributor’s Allocable Portion of the Earned Service Fee and the Earned Distribution Fee.  Accordingly, references to “Earned Distribution Fees” in clauses (I), (II) and (III) of this paragraph shall include Earned Services Fees.

“Allocable Portion” for purposes of this Plan, means (1) if there is one Distributor, all Earned Distribution and Earned Servicing Fees; or (2) if there are two or more Distributors, the portion of the Earned Distribution Fee and Earned Servicing Fee allocated to a Distributor in accordance with any allocation procedures to which each Distributor shall agree and which accurately allocates the Earned Distribution and Earned Servicing Fees among all Distributors in proportion to the outstanding Class X Shares attributable to their respective efforts.

2.                                       Effectiveness; Continuation

The Plan shall not take effect until it has been approved by a vote of a majority of the Board of Trustees of the Fund and a majority of the Rule 12b-1 Trustees by votes cast in person at a meeting called for the purpose of voting on the Plan.

If approved by a vote of a majority of the Board of Trustees of the Fund and a majority of the Rule 12b-1 Trustees as described in the foregoing sentence, the Plan shall, unless earlier terminated in accordance with its terms, continue in full force and effect thereafter for so long as such continuance is specifically approved at least annually by a majority of the Board of Trustees of the Fund and a majority of the Rule 12b-1 Trustees by votes cast in person at a meeting called for the purpose of voting on the continuation of the Plan.

3.                                       Termination

This Plan may be terminated with respect to any Participating Fund at any time by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Class X shares of the affected Fund.

4.                                       Amendments

The Plan may not be amended to change the combined service and distribution expenses to be paid as provided for herein so as to increase materially the amounts payable under this Plan unless such amendment shall be approved by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Class X shares of the Fund.  All material amendments of the Plan shall be approved by a majority of the Board of Trustees of the Fund, and a majority of the Rule 12b-1 Trustees, by votes cast in person at a meeting called for the purpose of voting on such amendments.

8.                                       Rule 12b-1 Trustees

While the Plan is in effect, the selection and nomination of the Rule 12b-1 Trustees shall be committed to the discretion of the Rule 12b-1 Trustees.

9.                                       Records

The Fund shall preserve copies of the Plan and any related agreements and all reports made pursuant to Section 4 hereof, for a period of not less than six years from the date of effectiveness of the Plan, such agreements or reports, and for at least the first two years in an easily accessible place.

Dated as of October 1, 2004.

SCHEDULE A

List of Participating Funds

Strategic Partners Conservative Growth Fund

Strategic Partners Moderate Growth Fund

Strategic Partners High Growth Fund